April 19, 2010	EXHIBIT 99.1

Eagle Rock Announces Redetermination of Borrowing Base and Additional 2013 Crude Oil Hedges

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) today announced that the borrowing base under its senior secured credit facility has been set at $130 million by its commercial lenders as part of the Partnership’s regularly scheduled semi-annual borrowing base redetermination.  The redetermined borrowing base is effective April 1, 2010, with no additional fees or increases in interest rate spread incurred.

The Partnership also announced today that on April 9, 2010 it added to its commodity derivative portfolio by establishing hedges on a portion of its expected 2013 Midstream volumes.  Specifically, the Partnership entered into a swap for 20,000 barrels per month of NYMEX WTI crude oil for the twelve months ended December 31, 2013.  The swap price for the transaction is $90.20 per barrel.

The Partnership has posted an update to its Commodity Hedging Overview presentation on its website to include the hedge transaction described above. The presentation can be accessed by going to www.eaglerockenergy.com, select Investor Relations, then select Presentations.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in three businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing interests in oil and natural gas properties; and c) minerals, which includes acquiring and managing fee mineral and royalty interests, either through direct ownership or through investment in other partnerships, in properties located in multiple producing trends across the United States. Its corporate office is located in Houston, Texas.

Contacts:

Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Senior Financial Analyst